EXHIBIT 99.1

INmune Bio to Present at the 9th Annual LD Micro

Invitational on June 5th

May 28, 2019 09:03 ET | Source: INmune BIO, Inc.

LA JOLLA, Calif., May 28, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that David Moss, the Company’s co-founder and CFO, will present at the 9th Annual LD Micro Invitational. The event is being held at the Luxe Sunset Boulevard Hotel in Bel-Air, California, on June 4-5, 2019.

The Company is scheduled to present on Wednesday, June 5, 2019 at 10:20 a.m. PT. Management will also be available for one-on-one meetings throughout the event. To schedule a meeting with INmune Bio, please contact KCSA Strategic Communications at INmune@kcsa.com.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com